Report of Independent Registered Public Accounting Firm

To the Shareholders and Board of Directors of The China Fund, Inc.:

In planning and performing our audit of the financial statements of The China Fund, Inc., (the Fund), as of and for the year ended October 31, 2009, in accordance with the standards of the Public Company Accounting Oversight Board (United States), we considered the Funds internal control over financial reporting, including controls over safeguarding securities, as a basis for designing our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, but not for the purpose of expressing an opinion on the effectiveness of the Funds internal control over financial reporting. Accordingly, we express no such opinion.

The management of the Fund is responsible for establishing and maintaining effective internal control over financial reporting. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. A companys internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A companys internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of a companys assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

A deficiency in internal control over financial reporting exists when the design or operation of a control does not allow management or employees, in the normal course of performing their assigned functions, to prevent or
detect misstatements on a timely basis.   A material weakness is a
deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the companys annual or interim financial statements will not be prevented or detected on a timely basis.

Our consideration of the Funds internal control over financial reporting was for the limited purpose described in the first paragraph and would not necessarily disclose all deficiencies in internal control that might be significant deficiencies or material weaknesses under standards established by the Public Company Accounting Oversight Board
(United States). In our report to you dated December 17, 2009, we reported that we had indentified no deficiencies in the Funds internal control over financial reporting and its operation, including controls for safeguarding securities, that we consider to be a material weakness, as defined above, as of October 31, 2009.

However subsequent to the filing of the Funds Form N-SAR for its fiscal year ended October 31, 2009, management has identified certain weaknesses in the operation of the Funds controls in respect of the Funds direct investment portfolio, which generally consists of investments which are not publicly traded (direct investments). Specifically, those controls did not operate to prevent the Fund from entering into a transaction in April 2009, being the purchase of Ugent Holdings Ltd. 12% bond (Ugent), a transaction that involved certain related parties. Further, the controls did not operate with sufficient effectiveness to allow management to detect this issue on a timely basis. The issue was identified in October 2010. Promptly upon identification of the issue, the Funds Board of Directors instructed Martin Currie Inc. (the Direct Investment Manager) to suspend any further direct investment activity, pending the completion of an investigation into the circumstances of the transaction and the implementation of enhancements to the Funds controls over direct investments. In addition, a review by the Direct Investment Manager has confirmed that there were no similar occurrences in connection with any of the Funds other direct investments. Further, the Direct Investment Manager has arranged for the Fund to be indemnified against any loss arising from the sale of Ugent to an unrelated third party or, if no sale of the Ugent takes place prior to Ugents maturity date, to be reimbursed for the cost of its investment, less any interest or other income received by April 2012.

This report is intended solely for the information and use of management and the Board of Directors of the Fund and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.


							ERNST & YOUNG LLP

Boston, Massachusetts
December 17, 2009, except for the 5th and 6th paragraphs as to which the date is December 30, 2010